Commercial Contract

FloridaRealtors

1. PARTIES AND PROPERTY: Delray Andrews RE, LLC, a Florida Limited Liability Company, It's Assignee or Nominee ("Buyer") agrees to buy and 45 West 17th Street, LLC, a Florida Limited Liability Company ("Seller") agrees to sell the property as: Street Address: 45 West 17th Street, Riviera Beach, FL 33404

Parcel Control Number 56-43-42-33-04-006-0150

Legal Description: Lots 15 and 16, Block 6, INLET GROVE, according to the Plat thereof, recorded in Plat Book 6, Page 87 and Plat Book 8, Page 14, of the Public Records of Palm Beach County, Florida.

and the following Personal Property: See Addendum

(all collectively referred to as the "Property") on the terms and conditions set forth below.

2. PURCHASE PRICE:	$ 3,000,000.00
(a) Deposit held in escrow by Michael J. Snyder & Associates, P.A. Trust account ("Escrow Agent") (checks are subject to actual and final collection)	$ 100,000.00
Escrow Agent's address: 4000 Hollywood Blvd., Suite 455-S,Hollywood, FL 33021	Phone: 954-374-5878
(b) Additional deposit to be made to Escrow Agent within ____ days after Effective Date	$ ____
(c) Additional deposit to be made to Escrow Agent within ____ days after Effective Date	$ ____
(d) Total financing (see Paragraph 5)	$ ____
(e) Other SELLER FINANCING, see addendum	$ 1,000,000.00
(f) All deposits will be credited to the purchase price at closing. Balance to close, subject to adjustments and prorations, to be paid with locally drawn cashier's or official bank check(s) or wire transfer.	$ 1,900,000.00

3. TIME FOR ACCEPTANCE; EFFECTIVE DATE; COMPUTATION OF TIME: Unless this offer is signed by **Seller** and **Buyer** and an executed copy delivered to all parties on or before 8/3/17, this offer will be withdrawn and the **Buyer's** deposit, if any, will be returned. The time for acceptance of any counter offer will be 3 days from the date the counter offer is delivered. **The "Effective Date" of this Contract is the date on which the last one of the Seller and Buyer has signed or initialed and delivered this offer or the final counter offer.** Calendar days will be used when computing time periods, except time periods of 5 days or less. Time periods of 5 days or less will be computed without including Saturday, Sunday, or national legal holidays. Any time period ending on a Saturday, Sunday, or national legal holiday will extend until 5:00 p.m. of the next business day. **Time is of the essence in this Contract.**

4. CLOSING DATE AND LOCATION:

(a) Closing Date: This transaction will be closed on see addendum (Closing Date), unless specifically extended by other provisions of this Contract. The Closing Date will prevail over all other time periods including, but not limited to, Financing and Due Diligence periods. In the event insurance underwriting is suspended on Closing Date and **Buyer** is unable to obtain property insurance, **Buyer** may postpone closing up to 5 days after the insurance underwriting suspension is lifted.

Buyer (____) (____) and **Seller** (____) (____) acknowledge receipt of a copy of this page, which is Page 1 of 8 Pages.

(b) Location: Closing will take place in Broward County, Florida. (If left blank, closing will take place in the county where the property is located.) Closing may be conducted by mail or electronic means.

5. THIRD PARTY FINANCING:

BUYER'S OBLIGATION: Within _____ days (5 days if left blank) after Effective Date, Buyer will apply for third party financing in an amount not to exceed ______% of the purchase price or $ ____________, with a fixed interest rate not to exceed _____% per year with an initial variable interest rate not to exceed _____%, with points or commitment or loan fees not to exceed _____ % of the principal amount, for a term of _____ years, and amortized over ________ years, with additional terms as follows:

____.

Buyer will timely provide any and all credit, employment, financial and other information reasonably required by any lender. Buyer will use good faith and reasonable diligence to (i) obtain Loan Approval within ____ days (45 days if left blank) from Effective Date (Loan Approval Date), (ii) satisfy terms and conditions of the Loan Approval, and (iii) close the loan. Buyer will keep Seller and Broker fully informed about loan application status and authorizes the mortgage broker and lender to disclose all such information to Seller and Broker. Buyer will notify Seller immediately upon obtaining financing or being rejected by a lender. **CANCELLATION:** If Buyer, after using good faith and reasonable diligence, fails to obtain Loan Approval by Loan Approval Date, Buyer may within ____ days (3 days if left blank) deliver written notice to Seller stating Buyer either waives this financing contingency or cancels this Contract. If Buyer does neither, then Seller may cancel this Contract by delivering written notice to Buyer at any time thereafter. Unless this financing contingency has been waived, this Contract shall remain subject to the satisfaction, by closing, of those conditions of Loan Approval related to the Property. **DEPOSIT(S) (for purposes of Paragraph 5 only):** If Buyer has used good faith and reasonable diligence but does not obtain Loan Approval by Loan Approval Date and thereafter either party elects to cancel this Contract as set forth above or the lender fails or refuses to close on or before the Closing Date without fault on Buyer's part, the Deposit(s) shall be returned to Buyer, whereupon both parties will be released from all further obligations under this Contract, except for obligations stated herein as surviving the termination of this Contract. If neither party elects to terminate this Contract as set forth above or Buyer fails to use good faith or reasonable diligence as set forth above, Seller will be entitled to retain the Deposit(s) if the transaction does not close.

6. TITLE: Seller has the legal capacity to and will convey marketable title to the Property by [x] statutory warranty deed [ ] other ______________________________, free of liens, easements and encumbrances of record or known to Seller, but subject to property taxes for the year of closing; covenants, restrictions and public utility easements of record; existing zoning and governmental regulations; and (list any other matters to which title will be subject) See addendum.

____;

provided there exists at closing no violation of the foregoing and none of them prevents Buyer's intended use of the Property as 20-bed inpatient residential detoxification facility with all state, county and municipality approvals. See addendum.

(a) Evidence of Title: The party who pays the premium for the title insurance policy will select the closing agent and pay for the title search and closing services. Seller will, at (check one) [x] Seller's [ ] Buyer's expense and within 60 days [x] after Effective Date [ ] or at least ___ days before Closing Date deliver to Buyer (check one)

- [x] (i.) a title insurance commitment by a Florida licensed title insurer setting forth those matters to be discharged by Seller at or before Closing and, upon Buyer recording the deed, an owner's policy in the amount of the purchase price for fee simple title subject only to exceptions stated above. If Buyer is paying for the evidence of title and Seller has an owner's policy, Seller will deliver a copy to Buyer within 15 days after Effective Date. See addendum.
- [ ] (ii.) an abstract of title, prepared or brought current by an existing abstract firm or certified as correct by an existing firm. However, if such an abstract is not available to Seller, then a prior owner's title policy acceptable to the proposed insurer as a base for reissuance of coverage may be used. The prior policy will include copies of all policy exceptions and an update in a format acceptable to Buyer from the policy effective date and certified to Buyer or Buyer's closing agent together with copies of all documents recited in the prior policy and in the update. If such an abstract or prior policy is not available to Seller then (i.) above will be the evidence of title.

(b) Title Examination: Buyer will, within 15 days from receipt of the evidence of title deliver written notice to Seller of title defects. Title will be deemed acceptable to Buyer if (1) Buyer fails to deliver proper notice of defects or

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 2 of 8 Pages.

(2) **Buyer** delivers proper written notice and **Seller** cures the defects within 15 days from receipt of the notice ("Curative Period"). If the defects are cured within the Curative Period, closing will occur within 10 days from receipt by **Buyer** of notice of such curing. **Seller** may elect not to cure defects if **Seller** reasonably believes any defect cannot be cured within the Curative Period. If the defects are not cured within the Curative Period, **Buyer** will have 10 days from receipt of notice of **Seller's** inability to cure the defects to elect whether to terminate this Contract or accept title subject to existing defects and close the transaction without reduction in purchase price.

(c) Survey: (check applicable provisions below)

☒ (i.) **Seller** will, within 15 days from Effective Date, deliver to **Buyer** copies of prior surveys, plans, specifications, and engineering documents, if any, and the following documents relevant to this transaction: complete set of approved building plans for the building currently being constructed along with all site plans approved by the City. prepared for **Seller** or in **Seller's** possession, which show all currently existing structures. In the event this transaction does not close, all documents provided by **Seller** will be returned to **Seller** within 10 days from the date this Contract is terminated.

☒ **Buyer** will, at ☐ **Seller's** ☐ **Buyer's** expense and within the time period allowed to deliver and examine title evidence, obtain a current certified survey of the Property from a registered surveyor. If the survey reveals encroachments on the Property or that the improvements encroach on the lands of another, ☐ **Buyer** will accept the Property with existing encroachments ☒ such encroachments will constitute a title defect to be cured within the Curative Period. See addendum.

(d) Ingress and Egress: **Seller** warrants that the Property presently has ingress and egress.

7. PROPERTY CONDITION: **Seller** will deliver the Property to **Buyer** at the time agreed in its present "as is" condition, ordinary wear and tear excepted, and will maintain the landscaping and grounds in a comparable condition. **Seller** makes no warranties other than marketability of title. In the event that the condition of the Property has materially changed since the expiration of the Due Diligence Period, **Buyer** may elect to terminate the Contract and receive a refund of any and all deposits paid, plus interest, if applicable. By accepting the Property "as is", **Buyer** waives all claims against **Seller** for any defects in the Property. (Check (a) or (b))

☐ **(a) As Is:** **Buyer** has inspected the Property or waives any right to inspect and accepts the Property in its "as is" condition. See addendum.

** by August 31, 2017

☒ **(b) Due Diligence Period:** **Buyer** will, at **Buyer's** expense and within ** days from ~~Effective Date~~ ("Due Diligence Period"), determine whether the Property is suitable, in **Buyer's** sole and absolute discretion, for **Buyer's** intended use and development of the Property as specified in Paragraph 6. During the Due Diligence Period, **Buyer** may conduct any tests, analyses, surveys and investigations ("Inspections") which **Buyer** deems necessary to determine to **Buyer's** satisfaction the Property's engineering, architectural, environmental properties; zoning and zoning restrictions; flood zone designation and restrictions; subdivision regulations; soil and grade; availability of access to public roads, water, and other utilities; consistency with local, state and regional growth management and comprehensive land use plans; availability of permits, ~~government approvals and licenses~~; compliance with American with Disabilities Act; absence of asbestos, soil and ground water contamination; and other inspections that **Buyer** deems appropriate to determine the suitability of the Property for **Buyer's** intended use and development. **Buyer** will deliver written notice to **Seller** prior to the expiration of the Due Diligence Period of **Buyer's** determination of whether or not the Property is acceptable. **Buyer's** failure to comply with this notice requirement will constitute acceptance of the Property in its present "as is" condition. **Seller** grants to **Buyer**, its agents, contractors and assigns, the right to enter the Property at any time during the Due Diligence Period for the purpose of conducting Inspections; provided, however, that **Buyer**, its agents, contractors and assigns enter the Property and conduct Inspections at their own risk. **Buyer** will indemnify and hold **Seller** harmless from losses, damages, costs, claims and expenses of any nature, including attorneys' fees at all levels, and from liability to any person, arising from the conduct of any and all inspections or any work authorized by **Buyer**. **Buyer** will not engage in any activity that could result in a mechanic's lien being filed against the Property without **Seller's** prior written consent. In the event this transaction does not close, (1) **Buyer** will repair all damages to the Property resulting from the inspections and return the Property to the condition it was in prior to conduct of the Inspections, and (2) **Buyer** will, at **Buyer's** expense release to **Seller** all reports and other work generated as a result of the Inspections. Should **Buyer** deliver timely notice that the Property is not acceptable, **Seller** agrees that **Buyer's** deposit will be immediately returned to **Buyer** and the Contract terminated. See addendum as to other provisions as to approvals and inspections which are contingencies for closing this herein transaction

(c) Walkthrough Inspection: **Buyer** may, on the day prior to closing or any other time mutually agreeable to the

parties, conduct a final "walk-through" inspection of the Property to determine compliance with this paragraph and to ensure that all Property is on the premises.

8. OPERATION OF PROPERTY DURING CONTRACT PERIOD: Seller will continue to operate the Property and any business conducted on the Property in the manner operated prior to Contract and will take no action that would adversely impact the Property, tenants, lenders or business, if any. Any changes, such as renting vacant space, that materially affect the Property or Buyer's intended use of the Property will be permitted [x] only with Buyer's consent [ ] without Buyer's consent.

9. CLOSING PROCEDURE: Unless otherwise agreed or stated herein, closing procedure shall be in accordance with the norms where the Property is located.

(a) Possession and Occupancy: Seller will deliver possession and occupancy of the Property to Buyer at closing. Seller will provide keys, remote controls, and any security/access codes necessary to operate all locks, mailboxes, and security systems.

(b) Costs: Buyer will pay Buyer's attorneys' fees, taxes and recording fees on notes, mortgages and financing statements and recording fees for the deed. Seller will pay Seller's attorneys' fees, taxes on the deed and recording fees for documents needed to cure title defects. If Seller is obligated to discharge any encumbrance at or prior to closing and fails to do so, Buyer may use purchase proceeds to satisfy the encumbrances.

(c) Documents: Seller will provide the deed; bill of sale; mechanic's lien affidavit; originals of those assignable service and maintenance contracts that will be assumed by Buyer after the Closing Date and letters to each service contractor from Seller advising each of them of the sale of the Property and, if applicable, the transfer of its contract, and any assignable warranties or guarantees received or held by Seller from any manufacturer, contractor, subcontractor, or material supplier in connection with the Property; current copies of the condominium documents, if applicable; assignments of leases, updated rent roll; tenant and lender estoppels letters; tenant subordination, non-disturbance and attornment agreements (SNDAs) required by the Buyer or Buyer's lender; assignments of permits and licenses; corrective instruments; and letters notifying tenants of the change in ownership/rental agent. If any tenant refuses to execute an estoppels letter, Seller will certify that information regarding the tenant's lease is correct. If Seller is an entity, Seller will deliver a resolution of its Board of Directors authorizing the sale and delivery of the deed and certification by the appropriate party certifying the resolution and setting forth facts showing the conveyance conforms to the requirements of local law. Seller will transfer security deposits to Buyer. Buyer will provide the closing statement, mortgages and notes, security agreements, and financing statements.

(d) Taxes and Prorations: Real estate taxes, personal property taxes on any tangible personal property, bond payments assumed by Buyer, interest, rents (based on actual collected rents), association dues, insurance premiums acceptable to Buyer, and operating expenses will be prorated through the day before closing. If the amount of taxes for the current year cannot be ascertained, rates for the previous year will be used with due allowance being made for improvements and exemptions. Any tax proration based on an estimate will, at request of either party, be readjusted upon receipt of current year's tax bill; this provision will survive closing.

(e) Special Assessment Liens: Certified, confirmed, and ratified special assessment liens as of the Closing Date will be paid by Seller. If a certified, confirmed, and ratified special assessment is payable in installments, Seller will pay all installments due and payable on or before the Closing Date, with any installment for any period extending beyond the Closing Date prorated, and Buyer will assume all installments that become due and payable after the Closing Date. Buyer will be responsible for all assessments of any kind which become due and owing after Closing Date, unless an improvement is substantially completed as of Closing Date. If an improvement is substantially completed as of the Closing Date but has not resulted in a lien before closing, Seller will pay the amount of the last estimate of the assessment. This subsection applies to special assessment liens imposed by a public body and does not apply to condominium association special assessments.

(f) Foreign Investment in Real Property Tax Act (FIRPTA): If Seller is a "foreign person" as defined by FIRPTA, Seller and Buyer agree to comply with Section 1445 of the Internal Revenue Code. Seller and Buyer will complete, execute, and deliver as directed any instrument, affidavit, or statement reasonably necessary to comply with the FIRPTA requirements, including delivery of their respective federal taxpayer identification numbers or

Social Security Numbers to the closing agent. If Buyer does not pay sufficient cash at closing to meet the withholding requirement, Seller will deliver to Buyer at closing the additional cash necessary to satisfy the requirement.

10. ESCROW AGENT: Seller and Buyer authorize Escrow Agent or Closing Agent (collectively "Agent") to receive, deposit, and hold funds and other property in escrow and, subject to collection, disburse them in accordance with the terms of this Contract. The parties agree that Agent will not be liable to any person for misdelivery of escrowed items to Seller or Buyer, unless the misdelivery is due to Agent's willful breach of this Contract or gross negligence. If Agent has doubt as to Agent's duties or obligations under this Contract, Agent may, at Agent's option, (a) hold the escrowed items until the parties mutually agree to its disbursement or until a court of competent jurisdiction or arbitrator determines the rights of the parties or (b) deposit the escrowed items with the clerk of the court having jurisdiction over the matter and file an action in interpleader. Upon notifying the parties of such action, Agent will be released from all liability except for the duty to account for items previously delivered out of escrow. If Agent is a licensed real estate broker, Agent will comply with Chapter 475, Florida Statutes. In any suit in which Agent interpleads the escrowed items or is made a party because of acting as Agent hereunder, Agent will recover reasonable attorney's fees and costs incurred, with these amounts to be paid from and out of the escrowed items and charged and awarded as court costs in favor of the prevailing party.

11. CURE PERIOD: Prior to any claim for default being made, a party will have an opportunity to cure any alleged default. If a party fails to comply with any provision of this Contract, the other party will deliver written notice to the non-complying party specifying the non-compliance. The non-complying party will have ___ days (5 days if left blank) after delivery of such notice to cure the non-compliance. Notice and cure shall not apply to failure to close.

12. RETURN OF DEPOSIT: Unless otherwise specified in the Contract, in the event any condition of this Contract is not met and Buyer has timely given any required notice regarding the condition having not been met, Buyer's deposit will be returned in accordance with applicable Florida Laws and regulations.

13. DEFAULT:

(a) In the event the sale is not closed due to any default or failure on the part of Seller other than failure to make the title marketable after diligent effort, Buyer may either (1) receive a refund of Buyer's deposit(s) or (2) seek specific performance. If Buyer elects a deposit refund, Seller will be liable to Broker for the full amount of the brokerage fee.

(b) In the event the sale is not closed due to any default or failure on the part of Buyer, Seller may either (1) retain all deposit(s) paid or agreed to be paid by Buyer as agreed upon liquidated damages, consideration for the execution of this Contract, and in full settlement of any claims, upon which this Contract will terminate or (2) seek specific performance. If Seller retains the deposit, Seller will pay the Brokers named in Paragraph 20 fifty percent of all forfeited deposits retained by Seller (to be split equally among the Brokers) up to the full amount of the brokerage fee. If Buyer fails to timely place a deposit as required by this Contract, Seller may either (1) terminate the Contract and seek the remedy outlined in this subparagraph or (2) proceed with the Contract without waiving any remedy for Buyer's default.

14. ATTORNEY'S FEES AND COSTS: In any claim or controversy arising out of or relating to this Contract, the prevailing party, which for purposes of this provision will include Buyer, Seller and Broker, will be awarded reasonable attorneys' fees, costs, and expenses.

15. NOTICES: All notices will be in writing and may be delivered by mail, overnight courier, personal delivery, or electronic means. Parties agree to send all notices to addresses specified on the signature page(s). Any notice, document, or item given by or delivered to an attorney or real estate licensee (including a transaction broker) representing a party will be as effective as if given by or delivered to that party.

16. DISCLOSURES:

(a) Commercial Real Estate Sales Commission Lien Act: The Florida Commercial Real Estate Sales Commission Lien Act provides that a broker has a lien upon the owner's net proceeds from the sale of commercial real estate for any commission earned by the broker under a brokerage agreement. The lien upon the owner's net

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 5 of 8 Pages.

proceeds is a lien upon personal property which attaches to the owner's net proceeds and does not attach to any interest in real property. This lien right cannot be waived before the commission is earned.

(b) Special Assessment Liens Imposed by Public Body: The Property may be subject to unpaid special assessment lien(s) imposed by a public body. (A public body includes a Community Development District.) Such liens, if any, shall be paid as set forth in Paragraph 9(e).

(c) Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(d) Energy-Efficiency Rating Information: **Buyer** acknowledges receipt of the information brochure required by Section 553.996, Florida Statutes.

17. RISK OF LOSS:

(a) If, after the Effective Date and before closing, the Property is damaged by fire or other casualty, **Seller** will bear the risk of loss and **Buyer** may cancel this Contract without liability and the deposit(s) will be returned to **Buyer**. Alternatively, **Buyer** will have the option of purchasing the Property at the agreed upon purchase price and **Seller** will credit the deductible, if any and transfer to **Buyer** at closing any insurance proceeds, or **Seller's** claim to any insurance proceeds payable for the damage. **Seller** will cooperate with and assist **Buyer** in collecting any such proceeds. **Seller** shall not settle any insurance claim for damage caused by casualty without the consent of the **Buyer**.

(b) If, after the Effective Date and before closing, any part of the Property is taken in condemnation or under the right of eminent domain, or proceedings for such taking will be pending or threatened, **Buyer** may cancel this Contract without liability and the deposit(s) will be returned to **Buyer**. Alternatively, **Buyer** will have the option of purchasing what is left of the Property at the agreed upon purchase price and **Seller** will transfer to the **Buyer** at closing the proceeds of any award, or **Seller's** claim to any award payable for the taking. **Seller** will cooperate with and assist **Buyer** in collecting any such award.

18. ASSIGNABILITY; PERSONS BOUND: This Contract may be assigned to a related entity, and otherwise ☐ is not assignable ☒ is assignable. If this Contract may be assigned, **Buyer** shall deliver a copy of the assignment agreement to the **Seller** at least 5 days prior to Closing. The terms "**Buyer**," "**Seller**" and "**Broker**" may be singular or plural. This Contract is binding upon **Buyer**, **Seller** and their heirs, personal representatives, successors and assigns (if assignment is permitted).

19. MISCELLANEOUS: The terms of this Contract constitute the entire agreement between **Buyer** and **Seller**. Modifications of this Contract will not be binding unless in writing, signed and delivered by the party to be bound. Signatures, initials, documents referenced in this Contract, counterparts and written modifications communicated electronically or on paper will be acceptable for all purposes, including delivery, and will be binding. Handwritten or typewritten terms inserted in or attached to this Contract prevail over preprinted terms. If any provision of this Contract is or becomes invalid or unenforceable, all remaining provisions will continue to be fully effective. This Contract will be construed under Florida law and will not be recorded in any public records.

20. BROKERS: Neither **Seller** nor **Buyer** has used the services of, or for any other reason owes compensation to, a licensed real estate Broker other than:

(a) Seller's Broker: ____,
(Company Name) (Licensee)

____,
(Address, Telephone, Fax, E-mail)

who ☐ is a single agent ☐ is a transaction broker ☐ has no brokerage relationship and who will be compensated by ☐ **Seller** ☐ **Buyer** ☒ both parties pursuant to ☐ a listing agreement ☐ other (specify) ______________

____.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 6 of 8 Pages.

(b) Buyer's Broker: Karlington Commercial, LLC (Company Name) Thomas Harrington, CCIM (Licensee),

teh@karlingtoncommercial.com; cell: 561-451-7401 (Address, Telephone, Fax, E-mail)

who [ ] is a single agent [ ] is a transaction broker [ ] has no brokerage relationship and who will be compensated by [ ] Seller's Broker [ ] Seller [ ] Buyer [ ] both parties pursuant to [ ] an MLS offer of compensation [ ] other (specify) See Addendum.

(collectively referred to as "Broker") in connection with any act relating to the Property, including but not limited to inquiries, introductions, consultations, and negotiations resulting in this transaction. **Seller** and **Buyer** agree to indemnify and hold Broker harmless from and against losses, damages, costs and expenses of any kind, including reasonable attorneys' fees at all levels, and from liability to any person, arising from (1) compensation claimed which is inconsistent with the representation in this Paragraph, (2) enforcement action to collect a brokerage fee pursuant to Paragraph 10, (3) any duty accepted by Broker at the request of Seller or Buyer, which is beyond the scope of services regulated by Chapter 475, Florida Statutes, as amended, or (4) recommendations of or services provided and expenses incurred by any third party whom Broker refers, recommends, or retains for or on behalf of **Seller** or **Buyer**.

21. OPTIONAL CLAUSES: (Check if any of the following clauses are applicable and are attached as an addendum to this Contract):

[ ] Arbitration	[x] Seller Warranty	[ ] Existing Mortgage
[ ] Section 1031 Exchange	[ ] Coastal Construction Control Line	[ ] Buyer's Attorney Approval
[ ] Property Inspection and Repair	[ ] Flood Area Hazard Zone	[ ] Seller's Attorney Approval
[ ] Seller Representations	[x] Seller Financing	[ ] Other ______

22. ADDITIONAL TERMS:

See addendum.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING. BROKER ADVISES BUYER AND SELLER TO VERIFY ALL FACTS AND REPRESENTATIONS THAT ARE IMPORTANT TO THEM AND TO CONSULT AN APPROPRIATE PROFESSIONAL FOR LEGAL ADVICE (FOR EXAMPLE, INTERPRETING CONTRACTS, DETERMINING THE EFFECT OF LAWS ON THE PROPERTY AND TRANSACTION, STATUS OF TITLE, FOREIGN INVESTOR REPORTING REQUIREMENTS, ETC.) AND FOR TAX, PROPERTY CONDITION, ENVIRONMENTAL AND OTHER ADVICE. BUYER ACKNOWLEDGES THAT BROKER DOES NOT OCCUPY THE PROPERTY AND THAT ALL REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) BY BROKER ARE BASED ON SELLER REPRESENTATIONS OR PUBLIC RECORDS UNLESS BROKER INDICATES PERSONAL VERIFICATION OF THE REPRESENTATION. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF THE PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE.

Buyer (____) (____) and Seller (____) (____) acknowledge receipt of a copy of this page, which is Page 7 of 8 Pages.

Each person signing this Contract on behalf of a party that is a business entity represents and warrants to the other party that such signatory has full power and authority to enter into and perform this Contract in accordance with its terms and each person executing this Contract and other documents on behalf of such party has been duly authorized to do so.

______________________ (Signature of Buyer)	Date: Aug 2/2017
Shawn E. Leon (Typed or Printed Name of Buyer)	Tax ID No: 81-3110192
Title: Manager	Telephone: (416) 500-0020
______________________ (Signature of Buyer)	Date: ______________________
______________________ (Typed or Printed Name of Buyer)	Tax ID No: 81-4426257
Title: ______________________	Telephone: (954)-404-6140

Buyer's Address for purpose of notice: 610 Andrews Avenue, Delray Beach, FL 33483

Facsimile: ______________________	Email: shawnleon@rogers.com
______________________ (Signature of Seller)	Date: ______________________
Samuel Rogatinsky (Typed or Printed Name of Seller)	Tax ID No: 81-4426257
Title: Manager	Telephone: ______________________
______________________ (Signature of Seller)	Date: ______________________
Robert Rogatinsky (Typed or Printed Name of Seller)	Tax ID No: 81-4426257
Title: Manager	Telephone: ______________________

Seller's Address for purpose of notice: 3113 Stirling Road, Suite 103, Fort Lauderdale, FL 33312

Facsimile: ______________________	Email: mailto:rogatinskyfirm@gmail.com

Buyer (SL) (____) and Seller (SR) (RR) acknowledge receipt of a copy of this page, which is Page 8 of 8 Pages.

FIRST ADDENDUM TO COMMERCIAL CONTRACT

WHEREAS, 45 West 17th Street, LLC, a Florida limited liability company as "Seller" and Delray Andrews RE, LLC, a Florida limited liability company or its related assign as "Buyer" entered into that certain Commercial Contract dated as of the _____ day of August, 2017 (the "Contract") for the purchase and sale of 45 West 17th Street, Riviera Beach, FL 33404 (the "Property")

WHEREAS, the parties now desire to amend the Contract in writing as provided in this First Addendum to Commercial Contract ("First Addendum") and the Contract and the First Addendum are hereinafter collectively referred to as the "Agreement";

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

1. Recitals. The recitals stated above are true and correct and are incorporated herein by reference.

2. Definitions. All terms capitalized but not defined herein shall have the meanings ascribed thereto in the Contract.

3. Conflict. In the event of a conflict between the provisions of this First Addendum and the Contract, the provisions of this First Addendum shall control. Except as specifically modified herein, the provisions of the Contract shall remain in full force and effect as presently written.

4. Modifications.

A. Construction Completion Approvals. It is the Seller's responsibility to obtain at Seller's sole cost a Certificate of Completion from the City of Riviera Beach and the State Fire Marshall for the completion of the improvements to the land and building (collectively, the "Build Out") in accordance with the approved/permitted plans and specifications and approved/permitted landscaping/site plan (collectively, "Construction Completion Approvals") for a 20 bed inpatient residential detoxification facility (the "Detox Facility").

B. Build Out. The Build Out shall include but not limited to, the following: final finishes including flooring which has already been purchased and delivered to the site and approved by Buyer; all landscaping and improvements as set forth in the site plan for the Detox Facility approved by the City of Riviera Beach; kitchen built out in compliance with Health Department requirements including 3-part metal sink, refrigerator, vegetable washing sink, hand-washing sink, dishwasher and refrigerator; kitchen cabinets and snack area cabinets with quartz tops; nurse station cabinets with desk tops; building wired for 37 cameras inside and out; building wired for alarm.

C. Licensing Approvals. Both Buyer and Seller shall work together prior to closing in obtaining all licensing approvals that may be required for the Detox Facility from State or local governments or agencies, including the Department Of Children And Family Services ("DCF") DCF (collectively, the "Licensing Approvals"). Samuel Rogatinsky and Thomas Harrington shall serve as the

main point of contact with the licensing authorities for obtaining the Licensing Approvals. The Buyer at its sole expense shall engage the Claud Law Group to assist in obtaining the Licensing Approvals. In order to further facilitate the timely Licensing Approvals for the Detox Facility, the Buyer shall also deliver or cause to be delivered and set up in the individual patient rooms at the Detox Facility 20 single beds with covers, pillows, couches, etc. within 2 business days day after the Construction Completion Approval is obtained by Seller.

D. Allocation of Purchase Price. $1,000,000.00 of the $3,000,000 purchase price shall be allocated to the land and building comprising the Property. $2,000,000.00 of the $3,000,000.00 purchase price shall be allocated to the Build Out, Construction Completion Approvals and Licensing Approvals.

E. Deadline for Obtaining Construction Completion Approvals and Licensing Approvals. The closing under the Agreement is contingent upon obtaining both the Construction Completion Approvals and the Licensing Approvals on or before October 31st, 2017 (the "Deadline"). The failure to obtain the Construction Completion Approvals and/or the Licensing Approvals for the Detox Facility on or before the Deadline will not constitute a default under the Contract which subjects either Buyer or Seller to any liability to each other or to the Brokers.

F. Closing Date. Assuming that both the Construction Completion Approvals and the Licensing Approvals are obtained on or before the Deadline, the Closing shall occur within 10 business days after both the Licensing Approvals and the Construction Completion Approvals are obtained (the "Closing Date"). However, if the Closing has not taken place on or before November 17, 2017 in accordance with the terms of the Agreement, then either party may cancel the Agreement in writing without liability to the other or to the Brokers.

G. Due Diligence Period. The Due Diligence Period will expire on August 31, 2017. After this date if the Agreement is not cancelled in accordance with 7 (b) of the Contract, the Deposit shall be at risk, subject to the satisfaction of the remaining contingencies of title, Construction Completion Approvals, Licensing Approvals and each party otherwise discharging their respective obligations under the Agreement.

H. Evidence of Title. Under Paragraph 6 (a) of the Contract Seller will pay for title evidence and for the Buyer's owner's policy (without endorsements, which shall be at the Buyer's expense) at the promulgated rate. Buyer will pay for $295 for a simultaneous issue of mortgagee's policy in the amount of the Seller Financing and Seller's counsel will act as closing and title agent for the closing.

I. Compensation of Broker. Buyer's Broker is Karlington Commercial, LLC (the "Broker"). The Broker shall receive a total commission of 3% which shall be due at closing and shall be paid one half by the Seller and one half by the Buyer. In the event of a Buyer default under Paragraph 13 of the Contract, Broker will be entitled to 25% of the Buyer's deposit. Buyer and Seller each represent and warrant to the other neither one of them has dealt with no broker or intermediary in connection with this transaction other than Broker, Karlington Commercial, LLC, who represents the Buyer. If any broker or other intermediary other than the Broker claims to be entitled to a fee or commission by reason of having

dealt with Seller or Buyer in connection with this transaction, the party with whom such broker or intermediary claims to have dealt shall indemnify, defend and hold harmless the other party from any and all claims by such broker or intermediary. This Paragraph shall survive the closing.

J. Seller Financing. Buyer will execute a purchase money note secured by a first mortgage and assignment of leases rents and profits with related UCC-1 financing statements in favor of Seller in the amount of $1,000,000.00 bearing interest at the rate of 7% per annum payable interest only on a monthly basis commencing 30 days from the Closing Date and monthly thereafter for an additional 22 months. On the second anniversary of the Closing Date (i.e., 24 months after the Closing Date) there shall be balloon payment of the entire unpaid principal amount due under the note together with all accrued but unpaid interest due plus any other amounts that then may be due, if any. The note may be prepaid in whole or in part without any prepayment penalty. The mortgage and assignment of leases rents and profits securing the note shall be prepared by Seller's counsel, shall be a first mortgage on the Property, contain a prohibition against secondary financing, contain such other provisions as are typically contained in loan documents prepared in favor of financial institutions situated in South Florida and are otherwise satisfactory in form and content to Seller's counsel.

K. Confidentiality. The Seller has stated that it does not want any publicity concerning the sale of the Property. Notwithstanding the foregoing, the Seller acknowledges that the Buyer is a publicly traded company and therefore agrees that Seller can make all required filings required in connection with Buyer's purchase of the Property, including the filing of the Form 8K with the SEC and the OTCBB that is available to the public. Both parties agree that there will be no other means of publicizing of the purchase and sale of the Property until after the closing.

L. Deposit. The required Buyer deposit of One Hundred Thousand Dollars ($100,000.00) ("Deposit") shall be deposited with Michael J. Snyder & Associates PA Trust Account within three (3) business days of both Seller and Buyer executing the Agreement. Upon receipt of the Deposit, Escrow Agent shall furnish a written escrow confirmation letter to both Buyer and Seller.

M. Waiver of Jury Trial. The parties hereto, shall, and they hereby do, irrevocably waive trial by jury in each and every action or proceeding brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with the Agreement, the relationship of Buyer and Seller, and any claim for injury or damage.

N. Binding Effect. Buyer and Seller each represent and warrant to the other that the party signing the Agreement on their respective behalf has full authority to do so. Accordingly, the Agreement shall be binding upon the Buyer, Seller and their respective successors and assigns upon full execution.

O. Counterparts. The Agreement may be executed in any number of counterparts, by facsimile or otherwise, with the same effect as if all parties had signed the same document. All countetparts must be construed together and constitute one instrument.

IN WITNESS WHEREOF, the undersigned parties intending to become legally bound have executed the Agreement on the date indicated by their respective signatures.

BUYER:

Delray Andrews RE, LLC,
a Florida limited liability company

By: ______________________
Shawn E. Leon, Manager

Dated: Aug 2 /2017

SELLER:

45 West 17th Street, LLC,
a Florida limited liability company

By: ______________________
Samuel Rogatinsky, Manager

By: ______________________
Robert Rogatinsky, Manager

Dated: 8/3/17

BROKER

Karlington Commercial, LLC
a Florida limited liability company

By: ______________________
Thomas Harrington, CCIM

Dated: ______________